Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allergan Irish Share Participation Scheme of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of Allergan, Inc. and the effectiveness of internal control over financial reporting of Allergan, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
December 30, 2013